Exhibit 99
Titan International Announces First Quarter 2016 Results

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
May 5, 2016

Contact: Todd Shoot, VP, Treasury & Investor Relations
todd.shoot@titan-intl.com; 217-221-4416

First quarter highlights:

•	Sales for the first quarter of 2016 were $321.8 million, down 20.0 percent, compared to $402.1 million in the first quarter of 2015.

•	Gross profit for the first quarter of 2016 was $31.9 million, or 9.9 percent of net sales, compared to $42.8 million, or 10.6 percent of net sales for the first quarter of 2015.

•	Loss from operations for the first quarter of 2016 was $(7.9) million, or (2.5) percent of net sales, compared to income of $0.8 million, or 0.2 percent of net sales, for the first quarter of 2015.

•	Adjusted net loss for the first quarter of 2016 was $(9.2) million, compared to net income of $3.2 million in the first quarter of 2015 (see Appendix attached).

•	Adjusted basic and diluted earnings per share for the first quarter 2016 and 2015 were $(0.17) and $0.06 respectively (see Appendix attached).
Statement of Chief Executive Officer:
CEO and Chairman, Maurice Taylor comments, "Titan’s first quarter has been a story of continued weakness within each of our end markets, which is consistent with what has been widely discussed by many in our industry. While there have been few bright spots during the quarter, we continue to improve our operating performance despite these declines. The first quarter financial results are not what we expect; however, through our business improvement framework, we were able to improve our Ag segment gross profit by nearly 100 basis points despite a 21 percent reduction in sales.

"Our marketing focus continues to raise the awareness of our LSW® solution. Our conversations with farmers have changed from ‘What is LSW?’ to ‘What LSW’s do you have that will fit on my tractor?’ This heightened awareness has translated to our Ag LSW program expanding to 18 major manufacturers with more than 200 different assembly part numbers. We expect this momentum to continue.

"The Special Committee of Titan's Board of Directors (the "Committee") engaged Goldman, Sachs & Co. as financial advisor in connection with the possible sale of Italtractor ITM S.p.A. ("ITM"). The Committee was impressed with the presentations from each investment bank that submitted a proposal and the choice was Goldman after a very competitive process. The Committee is pleased with the level of interest received from the parties that have contacted Titan thus far.

"There are many projects happening at Titan which we expect will ultimately increase shareholder value. On March 29, 2016, we had a ribbon cutting ceremony at Titan Tire Reclamation Corporation in the oil sands of Canada. All five of Canada’s major mines were represented. Paul Reitz, President of Titan International, Inc., Derrick Trottier of Suncor, Chief Allan Adam of the Athabasca Chipewyan First Nation, and Tany Yao, Wildrose MLA for Fort McMurray-Wood Buffalo, officially cut the ribbon. Personnel have been hired and are going through special training with production ramping up over the next several weeks. We estimate on a daily basis this operation is capable of converting 240,000 pounds of scrap tires which is approximately 24 giant mining tires weighing 10,000 pounds each. Titan has signed contracts with two of the mines and believes the other mines in the region will follow in the near future. Titan has received inquiries as to when we are going to launch similar tire reclamation facilities in Chile and Australia. I believe that while this initial project has been great for Titan, we will need to focus on the longer term strategy for this business."

Financial Summary:

1 of 6

Net Sales: Net sales for the quarter ended March 31, 2016, were $321.8 million compared to $402.1 million in 2015, a decrease of 20 percent. Sales declined across all reported segments. Sales volume was down 11 percent as both the agricultural and earthmoving/construction segments remain in a cyclical downturn. The consumer segment was affected by the decrease in high-speed brake sales related to lower Chinese infrastructure investment and by lower sales related to economic stress in Brazil. Unfavorable currency translation affected sales by 6 percent and a reduction in price mix of 3 percent further eroded sales.

Gross profit: Gross profit for the first quarter of 2016 was $31.9 million, or 9.9 percent of net sales, compared to $42.8 million, or 10.6 percent of net sales for the first quarter of 2015. Gross profit margins continue to remain around 10 percent as there is a continued focus on improving productivity efficiency, rationalizing expenditures, finding lower cost material, improving quality, and optimizing prices.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the first quarter of 2016 were $35.1 million, or 10.9 percent of net sales, compared to $35.7 million, or 8.9 percent of net sales, for 2015.

Income (loss) from operations: Loss from operations for the first quarter of 2016 was $(7.9) million, or (2.5) percent of net sales, compared to income of $0.8 million, or 0.2 percent of net sales, in 2015.

Interest expense: Interest expense was $8.5 million and $8.8 million for the quarters ended March 31, 2016, and 2015, respectively.

Earnings per share: For the quarters ended March 31, 2016 and 2015, basic and diluted earnings per share were $(0.27) and $(0.05), respectively.

On an adjusted basis (see Appendix attached) basic and diluted earnings per share for the quarters ended March 31, 2016 and 2015 were $(0.17) and $0.06, respectively.

Capital expenditures: Titan’s capital expenditures were $7.1 million for the first quarter of 2016 and $11.4 million for the first quarter of 2015.

Debt balance: Total long-term debt balance was $419.5 million at March 31, 2016, compared to $480.4 million at December 31, 2015. Short-term debt balance was $88.8 million at March 31, 2016, and $31.2 million at December 31, 2015. Net debt (debt less cash and cash equivalents) was $317.2 million at March 31, 2016, compared to $311.4 million at December 31, 2015.

Equity balance: The Company’s equity was $334.5 million at March 31, 2016, compared to $344.7 million at December 31, 2015.

2 of 6

First Quarter Conference Call:

Titan will be hosting a conference call and webcast for the first quarter earnings announcement at 9 a.m. Eastern Time on Thursday, May 5, 2016. To participate in the conference call, dial (888) 347-5307 five minutes prior to the scheduled time. International callers dial (412) 902-4283; Canada (855) 669-9657. The call will be webcast and can be accessed at www.titan-intl.com within the “Investor Relations” page under the "Webcasts & Events" section.

Safe harbor statement:
Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, risk factors as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2015. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer applications.

Contact: Todd Shoot, VP, Treasury & Investor Relations (217) 221-4416

3 of 6

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
Amounts in thousands, except earnings per share data

	Three months ended
	March 31,
	2016	2015

Net sales	$321,794	$402,059
Cost of sales	289,906	359,265
Gross profit	31,888	42,794
Selling, general and administrative expenses	35,062	35,674
Research and development expenses	2,479	3,086
Royalty expense	2,294	3,225
Income (loss) from operations	(7,947)	809
Interest expense	(8,512)	(8,756)
Foreign exchange gain	4,823	5,966
Other income	3,905	2,317
Income (loss) before income taxes	(7,731)	336
Provision for income taxes	1,004	1,396
Net loss	(8,735)	(1,060)
Net income (loss) attributable to noncontrolling interests	417	(1,292)
Net income (loss) attributable to Titan	(9,152)	232
Redemption value adjustment	(5,208)	(2,930)
Net loss applicable to common shareholders	$(14,360)	$(2,698)

Earnings per common share:
Basic	$(.27)	$(.05)
Diluted	$(.27)	$(.05)
Average common shares and equivalents outstanding:
Basic	53,854	53,663
Diluted	53,854	53,663

Dividends declared per common share:	$.005	$.005

Segment Information (Unaudited)

	Three months ended
	March 31,
	2016	2015
Revenues from external customers
Agricultural	$152,825	$193,728
Earthmoving/construction	131,704	158,526
Consumer	37,265	49,805
	$321,794	$402,059

4 of 6

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	March 31,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$191,097	$200,188
Accounts receivable, net	216,423	177,389
Inventories	265,173	269,791
Prepaid and other current assets	60,759	62,633
Total current assets	733,452	710,001
Property, plant and equipment, net	458,005	450,020
Deferred income taxes	6,864	5,967
Other assets	109,644	109,203
Total assets	$1,307,965	$1,275,191

Liabilities
Current liabilities
Short-term debt	$88,783	$31,222
Accounts payable	138,126	123,154
Other current liabilities	125,034	115,721
Total current liabilities	351,943	270,097
Long-term debt	419,509	480,404
Deferred income taxes	15,505	14,509
Other long-term liabilities	89,781	88,324
Total liabilities	876,738	853,334

Redeemable noncontrolling interest	96,774	77,174

Equity
Titan stockholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 55,253,092 issued, 53,957,160 outstanding)	—	—
Additional paid-in capital	483,366	497,008
Retained earnings	39,915	49,297
Treasury stock (at cost, 1,295,932 and 1,339,583 shares, respectively)	(12,028)	(12,420)
Treasury stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(174,863)	(187,751)
Total Titan stockholders’ equity	335,315	345,059
Noncontrolling interests	(862)	(376)
Total equity	334,453	344,683
Total liabilities and equity	$1,307,965	$1,275,191

5 of 6

Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for March 31, 2016.

	Three months ended
	March 31,
	2016	2015

Net loss applicable to common shareholders	$(14,360)	$(2,698)
Remove redemption value adjustment	(5,208)	(2,930)

Adjustments:
Subsidiary currency correction	—	2,676
Italy restructuring	—	499
Tax valuation allowance	—	(162)

Adjusted net income (loss) attributable to Titan	$(9,152)	$3,245

Adjusted earnings per share - Basic	$(0.17)	$0.06
Average shares outstanding - Basic	53,854	53,663

Adjusted earnings per share - Diluted	$(0.17)	$0.06
Average shares outstanding - Diluted	53,854	53,817

6 of 6